Exhibit 4.27

Dated 30 June 2005

DARGATE LIMITED, MOBIFON HOLDINGS B.V., MOBIFON S.A. AND RADU RIZOIU

ESCROW AGREEMENT

Linklaters Miculiti Mihai & Asociatii

8 Nicolae lorga

Sector 1, 010434 Bucharest Romania

THIS ESCROW AGREEMENT (hereinafter referred to as the “Agreement”) has been entered into as of 30 June 2005 by and among:

(1)          Dargate Limited, a company incorporated in Cyprus whose principal place of business is at Julia House, 3 Themistocles Dervis Street, CY-1066, Nicosia, Cyprus (the “Seller”)

(2)          MobiFon Holdings B.V. a company incorporated in The Netherlands whose registered office is at Rivium Quadrant 173-177, 2090 LC Capelle aan den IJssel, The Netherlands with its official seat in Rotterdam (the “Purchaser”);

(3)          Mobifon S.A., a joint stock company incorporated in Romania whose registered office is at 15 Charles de Gaulle Square, Sector 1, 011857 Bucharest, Romania, having the Unique Code of Registration no. 8971726 with the Trade Registry and registered no. J40/9852/1996 with the Bucharest Trade Registry Office (the “Company”); and

(4)          Radu-Alexandru Rizoiu, born on November 27, 1974,  identified with I.C., series RR, No. 179186,  Personal Identification Code 1741127035005, domiciled at 5 Alexandru Vlahuta st., building M47, entrance 3, apartment 73, sector 3, Bucharest, Romania (the “Escrow Agent”);

each of the foregoing hereinafter, as the context requires, individually referred to as a “Party” or collectively referred to as the “Parties”).

WHEREAS:

(A)         The Seller and the Purchaser have entered into a share purchase agreement (the “SPA”) for the sale, and respectively, purchase, of 1,711,012 nominative shares of ROL 3,750 /RON 0.37 each in the Company (the “Shares”) for a consideration of USD 28,100,000 (the “Closing Amount”);

(B)          The Seller and the Purchaser agreed that the execution of the SPA and of this Agreement shall take place on 30 June 2005 and the transfer of property over the Shares shall be completed upon confirmation of receipt of the Closing Amount by the Seller’s bank (Bank of Cyprus Limited) to be issued on 1 July 2005 (“Closing Date”);

(C)          The Seller and the Purchaser agreed that the Seller shall make the necessary registration with the Company’s shareholder register (the “Shareholders Register”) on 30 June 2005 and shall endorse the share certificates representing all Shares immediately after receiving confirmation from the Purchaser’s bank of the irrevocable payment order of the Closing Amount;

(D)         The Seller and the Purchaser agreed that the Purchaser will make the necessary registrations with the Shareholders Register and shall endorse the share certificates for all Shares immediately after receiving confirmation from the Seller’s bank of the receipt of the Closing Amount.

INTENDING TO BE LEGALLY BOUND, and in consideration of the promises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1             Appointment

The Seller and the Purchaser hereby jointly appoint the Escrow Agent to perform the duties and tasks set forth in this Agreement and the Escrow Agent accepts such appointment and agrees to carry out the provisions of this Agreement on its part.

2             Placing of documents under escrow

The Escrow Agent shall hold in escrow, for the benefit of the Seller and of the Purchaser the Shareholders Register containing the registration of the transfer of the Shares properly endorsed by the Seller and the share certificates representing all Shares properly endorsed for transfer by the Seller, (the “Escrow Documents”). Immediately after the registration in the Shareholder Register and the endorsement of the share certificates for all the Shares by the Seller, the Escrow Agent shall place the Escrow Documents in a safe deposit box located at Company’s headquarters (the “Escrow Deposit”), in the presence of all Parties. The Escrow Agent shall receive immediately the key to the Escrow Deposit which is the sole existing key, as expressly acknowledged by the Parties.

3             Duties of the Escrow Agent

(i)            Except for the cases provided at 3 (ii) and 3 (iii) below, the Escrow Agent shall not allow access to the Escrow Documents to any of the Parties or any third party during the term of this Agreement stated in Clause 4.

(ii)           The Escrow Agent shall return the key to the safe deposit to the Company’s representative and shall allow access to the Escrow Documents to the Parties in order for the Escrow Documents to be signed by the Purchaser upon receipt of a faxed copy of the confirmation issued by the Bank of Cyprus Limited of receipt of the Closing Amount in the bank account specified by the SPA. The Seller shall procure that the faxed copy shall be sent directly by the Seller’s bank to the following fax number: +4021.40.20.931 to the attention of the Escrow Agent.  If the Seller receives such confirmation prior to the Escrow Agent, the Seller shall inform the Escrow Agent forthwith.  Receipt by the Escrow Agent of such notice from the Seller shall have equivalent effect to the receipt of confirmation from the Seller’s bank and, accordingly, the Escrow Agent shall be entitled to allow access to the Escrow Documents as if such notice had been duly received from the Seller’s bank.

(iii)          Upon termination of this Agreement in accordance with Clause 5, the Escrow Agent shall deliver the key to the Escrow Deposit to the Company’s authorised representative.

4             Term

The present Agreement is entered for 14 days as of the precise time the Escrow Agent has received the key to the Escrow Deposit. The precise time thereof shall be recorded in delivery minutes signed by all Parties.

5             Termination

This Agreement is terminated in the following cases:

(i)            upon expiry of its term;

(ii)           upon release of the Escrow Documents subject to terms and conditions of Clause 3 (ii) above.

In case the term of the Escrow Agreement has expired and the confirmation of the receipt of the Closing Amount by the Seller’s bank was not received as provided at 3 (ii) above, all the registrations in the Shareholders Registry and the endorsement of the share certificates for all the Shares carried out by the Seller shall be annulled subject to receipt by the Purchaser of a confirmation from the Seller’s bank that the Closing Amount has not been credited to the Seller’s account.

6             Governing Law

This Agreement is governed by the laws of Romania.

7             Counterparts

This Agreement has been executed in 4 (four) counterparts, one for each Party, all of which taken together shall constitute one and the same instrument.

Signatures:

Dargate Limited

by: Vasile Bontas

Title: attorney

Signature:

Mobifon Holdings B.V.

by: Cristina Vartopeanu

Title: attorney

Signature:

Mobifon S.A.

by: James Jackson

Title: authorised representative

Signature:

Radu Rizoiu

Signature: